ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Change Pursuant
to NRS 78.209

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1.	Name of Corporation:
Innovative Consumer Products, Inc.

2.	The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.
The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:
90,000,000 shares of common stock, par value $0.001
10,000,000 shares of preferred stock, par value $0.001

4.
The number of authorized shares and the par value, if any of each class or series, if any, of share after the change:
90,000,000 shares of common stock, par value $0.001
10,000,000 shares of preferred stock, par value $0.001

5.	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued shared of the same class or series; 1.680672 for 1

6.
The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
rounded to nearest whole share

7.	Effective date of filing (optional): 1/21/08

8.	Officer Signature: /s/ Dawn Marie Hughes